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                                   EXHIBIT 11

                               SARNIA CORPORATION
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                        (In thousands, except share data)

                                                               Years Ended June 30,
                                                  -----------------------------------------------
                                                     1998               1997              1996
                                                  -----------       -----------       -----------

NET INCOME (LOSS) APPLICABLE TO
 COMMON STOCK .............................       $        70       $         5       $      (269)
                                                  ===========       ===========       ===========

Weighted average common shares outstanding          4,572,545         4,572,545         4,572,545
                                                  ===========       ===========       ===========


NET INCOME (LOSS) PER SHARE - BASIC .......       $      0.02       $       ---       $     (0.06)
                                                  ===========       ===========       ===========



Common shares from above ..................         4,572,545         4,572,545         4,572,545
Assumed exercise of options (treasury stock
 method) ..................................            91,647            30,383               ---
                                                  -----------       -----------       -----------
                                                    4,664,192         4,602,928         4,572,545
                                                  ===========       ===========       ===========

NET INCOME (LOSS) PER SHARE -
 DILUTED ..................................       $      0.02       $       ---       $     (0.06)
                                                  ===========       ===========       ===========



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